June 17, 2003

Micron Enviro Systems, Inc.

789 West Pender Street

Suite 460

Vancouver, British Columbia V6C 1H2

Re:

Registration Statement on Form S-8

Attention:

Negar Towfigh

Dear Ms. Towfigh:

We have been retained by Micron Enviro Systems, Inc., a Nevada corporation (the “Company”), as special counsel to review a Registration Statement on Form S-8 which the Company intends to file with the Securities and Exchange Commission (the “Commission”), in connection with the registration pursuant to the Securities Act of 1933, as amended, of 3,000,000  shares of common stock, $.001 par value, to be issued by the Company (the “Shares”) (the “Registration Statement”). The Shares will be issued to (i) Graeme Sewell, a consultant to the Company; and (ii) Jason Gigliotti, a consultant to the Company. The Shares will be issued to those persons pursuant to the provisions of Non-Qualified Stock Option Agreements entered into among the Company and each of the those persons, copies of which are attached as exhibits to the Registration Statement (the “Agreements”).

In furnishing the opinion specified in this letter, we have examined and relied upon the documents specified below. During and for the purposes of our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity, accuracy and completeness of the documents submitted to us as originals; and (iii) conformity with the original documents of all documents submitted to us as copies. Our examination included the following documents:

1.   Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares;

2.   The Registration Statement; and

3.   The Agreements.

We have not undertaken, and shall not undertake, any independent investigation in addition to the examination of these documents, or to verify the adequacy or accuracy of these documents. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and the Agreement, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued and non-assessable. We express no opinion as to compliance with the securities laws or other laws in any particular jurisdiction in which the Shares are proposed to be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transaction contemplated by this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

This opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iv) may not be relied upon for any other purpose whatsoever. Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged and encouraged to retain qualified and competent securities counsel in each particular jurisdiction in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.

Sincerely,

STEPP LAW GROUP

By: Thomas E. Stepp, Jr.